EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

Form	Registration No.
Form S-8	33-59670
Form S-8	333-00022
Form S-8	333-00024
Form S-8	333-52919
Form S-8	333-50466
Form S-8	333-74263
Form S-8	333-87162
Form S-8	333-104072
Form S-3	333-65824
Form S-3	333-107787
Form S-8	333-128158

of our report dated March 14, 2006, relating to the financial statements and financial statement schedule of Valassis Communications, Inc., and management’s report on the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of Valassis Communications, Inc. for the year ended December 31, 2005.

DELOITTE & TOUCHE LLP

Detroit, Michigan

March 14, 2006